Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated October 2, 2015

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J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD) Index

Performance Update - October 2015

OVERVIEW
The J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD)
Index (ticker: EQJPTU18) (the "Index") is an investable
index intended to provide exposure to the performance of
the SandP500 Index. The Index targets an annualized
volatility of 18% on a daily basis by dynamically adjusting
its exposure between the SandP500 Index and the cash
component with a maximum exposure to the SandP500 Index of
200%. The Index is also subject to monthly return caps of
6% (72% per annum).

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Hypothetical Back-Tested Data and Actual Historical
Performance
- September 30, 2005 to September 30, 2015

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Hypothetical and Actual Historical Volatility -
through September 30, 2015

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Key Features of the Index
Exposure to SandP 500 is dynamically adjusted on a daily
basis to target a realized volatility of 18%. This means
that exposure to SandP 500 is increased
in the case realized volatility is below 18% (up to maximum
of 200%) and decreased if realized volatility is above 18%.

Monthly (21- day rolling periods) performance is capped at
6% (72% per annum). The Index is constructed of 21 equally
weighted overlapping
capped baskets used to reduce the impact of the monthly cap
and smooth any effect of market timing. This allows the
Index to always have exposure to
the market.
 Index levels published on Bloomberg under the ticker
EQJPTU18.

Recent Index Performance

  Historical
Performance*  Jan    Feb   Mar
------------ ------ ----- ------
    2015     -3.88% 6.28% -2.73%
------------ ------ ----- ------
    2014     -6.55% 4.89% 0.78%
------------ ------ ----- ------
    2013     6.59%  1.30% 5.42%
------------ ------ ----- ------
    2012     3.17%  3.86% 3.72%
------------ ------ ----- ------
    2011     3.27%  4.40% -0.94%
------------ ------ ----- ------

 Apr    May    Jun    Jul
------ ------ ------ ------
0.97%  1.57%  -3.74% 2.47%
------ ------ ------ ------
-0.21% 3.60%  3.21%  -3.10%
------ ------ ------ ------
2.31%  1.70%  -2.29% 5.71%
------ ------ ------ ------
-1.20% -8.42% 3.59%  1.58%
------ ------ ------ ------
4.15%  -2.05% -3.55% -2.73%
------ ------ ------ ------

  Aug    Sep    Oct    Nov
------- ------ ------ ------
-12.81% -2.04%
------- ------ ------ ------
6.18%   -2.96% 0.56%  2.73%
------- ------ ------ ------
-5.43%  4.66%  5.91%  4.45%
------- ------ ------ ------
2.21%   3.42%  -3.13% -0.45%
------- ------ ------ ------
-7.57%  -3.99% 5.91%  -0.13%
------- ------ ------ ------

 Dec   Full Year
------ ---------
       -14.16%
------ ---------
-1.39%  7.20%
------ ---------
3.91%  39.19%
------ ---------
0.97%   8.88%
------ ---------
0.66%  -3.43%
------ ---------

*Represents the monthly and full calendar year performance
of the Index based on, as applicable to the relevant
monthly or annual measurement period, the hypothetical
backtested daily Index closing levels from December 31,
2010 to July 15, 2014, and the actual historical
performance as based on the daily Index closing levels from
July 16, 2014 to September 30, 2015.
See the last paragraph under ""Notes"" on page 2 for
important information about the limitations of using
hypothetical historical performance measures."

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com October 01, 2015

Comparative Hypothetical and Historical Total Returns (%), Volatility (%), Correlation (%), and Leverage (%) – September 30, 2015

	1 Year Return	5 Year Annualized Return	10 Year Annualized Return	10 Year Annualized Volatility	10 Year Sharpe Ratio	10 Year Correlation	1 Year Average Leverage	5 Year Average Leverage	10 Year Average Leverage
U.S. Equities 18/6 Index	-12.55%	8.43%	4.87%	17.68%	0.28	-	167.80%	125.25%	127.35%
S&P 500 Index	-2.65%	10.96%	4.56%	20.69%	0.22	83.98%			

Hypothetical and Historical Capped Return Percentages – September 30, 2015

	1 Year Percentage of Capped Returns	5 Year Percentage of Capped Returns	10 Year Percentage of Capped Returns
U.S. Equities 18/6 Index	13.15%	10.64%	8.77%

Notes

Hypothetical, historical performance measures: Represents the performance of the J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD) Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through July 15, 2014, and the actual historical performance from July 16, 2014 through September 30, 2015 and the actual historical performance of the S&P 500 over the same periods.

For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the J.P.Morgan TargetTracker: U.S. Equities 18/6 (USD) Index will outperform the S&P500 Index, or any other alternative investment strategy. Sources: Bloomberg and JPMorgan.

Volatility: historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the J.P. Morgan TargetTracker: U.S. Equities 18/6 (USD) Index, and the S&P500 Index. Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

Index Live Date: 07/16/2014

Key Risks

- The Index may not be successful. It may not outperform an alternative strategy related to the Equity Component or achieve its target volatility.
- Our affiliate, JPMS plc, is the index calculation agent and Index Sponsor and may adjust the index in a way that affects its level and has no obligation to consider your interests.
- The Index has a limited operating history and may perform in unanticipated ways.
- The Index is subject to short-term borrowing costs when exposure to Equity Component is greater than 100%.
- The Index may underperform its Equity Component or a direct investment in the component equity securities of its Equity Component.
- The daily adjustment of the exposure of the Index to its Equity Component will vary, and the Index may be partially uninvested in its Equity Component or may have leveraged exposure to its Equity Component.
- The Index is subject to monthly (21- day rolling periods) performance return caps of 6% (72% per annum).
- If the value of the Equity Component changes, the level of the Index and the market value of your CDs may not change in the same manner.
- The Index comprises notional assets and liabilities.
- The Index is subject to market risks.
- The investment strategy used to construct the Index involves daily adjustments to its synthetic exposure to its Equity Component.
- The Equity Component of the Index may be replaced by a substitute index in certain extraordinary events.
- The risks identified above are not exhaustive. You should review carefully the related "Risk Factors" section in the relevent product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

DISCLAIMER

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-199966

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com October 01, 2015